Exhibit 99.1

ImmuDyne Announces Q1 2016 Net Sales Up 470%, Q2 Changes to Drive Growth, Profitability

ImmuDyne (OTCQB:IMMD) announced today its financial results for the quarter ended March 31, 2016 and provided an update on its interim results for the first six weeks of Q2 2016.

Highlights for the three months ended March 31, 2016 and Q2 Changes

- Net Sales increased 470% to $1.64 Million, driven predominately by sales from our Inate Joint Venture (Now 78% owned by ImmuDyne, Inc.).

- Through the first six weeks of Q2 return on marketing investment increased substantially.

- In Q2, we added advertising and marketing partners to compete for our business, to lower customer acquisition costs and to increase lifetime customer value.

- We brought customer service in-house to support our growth, build our brand, and provide us with a platform for continued margin expansion.

- We began clinical studies that we expect to demonstrate the superiority of our products for various skin applications. We expect these studies will help to drive future sales.

Q1 Results

Net sales grew 470% to $1.64 Million compared to $0.288 Million a year ago. Gross profit increased 41.5% to $0.303 Million as a result of increased sales attributable to ImmuDyne's Inate Joint Venture.

Net loss was $0.1 Million, due to up-front expenditures and certain other one-time costs.

Inate spent $0.89 Million on up-front marketing and customer acquisition costs in the quarter. The return on our marketing investment is expected to improve significantly in Q2 as a result of strategic changes implemented towards the end of Q1.

Interim Q2 Highlights

In the first 6 weeks of Q2 2016 the Company built on sales momentum from Q1 and implemented strategic changes and improvements to its direct-to-consumer business. The Inate Joint Venture focused on customer satisfaction to drive retention, lifetime value and return on marketing investment.

A critical component of improving customer lifetime value was in-sourcing customer service. Innate’s previously outsourced customer service was subpar based on the Company’s review. In April, Innate planned, implemented and expanded an in-house team of well-trained customer service representatives to support its growing customer base, while cutting costs by approximately over 25%.

Inate is capturing several thousand customer leads per week that it did not have the capability to monetize in Q1. With our trained in-house team, we are now positioned to monetize this asset, build a better brand image and lower our overall customer acquisition costs, thereby improving our return on marketing investment.

As a result of our strategic decision to bring customer service in-house and expand our marketing and advertising partners from 1 to 4, we are currently seeing lower customer acquisition costs, improved processes and service, and an increase in the lifetime value of a customer.

“The back half of Q1 demonstrated the robustness of our Innate Joint Venture. We now believe we can substantially drive return on marketing investment through proven changes to how we acquire and service customers, including the addition of straight sales to complement our continuity model. We’ve analyzed every facet of our cost structure and identified substantial areas for improvement, which we expect to reflect in Q2 margins” stated Mark McLaughlin, CEO and President of ImmuDyne.

About ImmuDyne

ImmuDyne, Inc. (the “Company”) develops, manufactures and sells natural immune support products containing the Company’s proprietary yeast beta glucans, a group of beta glucans naturally occurring in the cell walls of yeast that have been shown through testing and analysis to support the immune system. The Company’s products include once a day oral intake capsules, as well as topical serums and creams for skin application. ImmuDyne also has developed a proprietary natural delivery technology with potential new market opportunities. All of ImmuDyne’s intellectual property is protected by patents and/or trade secrets. Additional information can be found on the web at www.immudyne.com.

Forward-Looking Statements

Cautionary language regarding Forward-Looking Statements Safe Harbor Act Disclaimer: Forward-looking statements in this release are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Certain statements in this press release, including projections with respect to ImmuDyne’s results of operations, may contain words such as "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "projects," "plans," "targets" and other similar language and are considered forward-looking statements. These statements are based on management's current expectations, estimates, and forecasts. These forward-looking statements are subject to important assumptions, risks and uncertainties, which are difficult to predict and therefore the actual results may be materially different from those discussed.

Contact:
ImmuDyne, Inc.
Mark McLaughlin: +1-914-714-8901